Exhibit 99.1

Envestnet Reports Fourth Quarter 2015 Financial Results and Authorization

of Share Repurchase Program

Chicago, IL — February 25, 2016 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors and enterprises, today reported financial results for its fourth quarter and full year ended December 31, 2015.

Fourth Quarter Highlights:

•                  Adjusted Revenues(1) increased 23% to $118.6 million for the fourth quarter of 2015 from $96.8 million for the fourth quarter of 2014.

•                  Operating expenses increased 35% to $120.9 million in the fourth quarter of 2015 from $89.7 million in the fourth quarter of 2014. Cost of revenues increased 1% to $39.1 million in the fourth quarter of 2015 from $38.6 million in the fourth quarter of 2014.

•                  Adjusted EBITDA(1) increased 35% to $22.4 million for the fourth quarter of 2015 compared to $16.6 million for the fourth quarter of 2014.

•                  Adjusted Net Income(1) was $11.3 million, or $0.28 per diluted share, for the fourth quarter of 2015 compared to $8.6 million, or $0.23 per diluted share, for the fourth quarter of 2014.

•                  Net income (loss) attributable to Envestnet, Inc. was ($3.9) million, or ($0.10) per diluted share, for the fourth quarter of 2015 compared to $3.7 million, or $0.10 per diluted share, for the fourth quarter of 2014.

•                  Recurring revenue for the fourth quarter of 2015 was 96% of total revenue.  Recurring revenue mix for the fourth quarter of 2015 was 73% in AUM/A revenue and 27% in subscription and licensing revenue.

Full Year 2015 Highlights:

•                  Adjusted Revenues(1) increased 21% to $421.2 million for 2015 from $348.7 million for 2014.

•                  Operating expenses increased 23% to $401.9 million for 2015 from $327.5 million for 2014. Cost of revenues increased 7% to $161.3 million for 2015 from $150.1 million for 2014.

•                  Adjusted EBITDA(1) increased 36% to $76.1 million for 2015 compared to $55.9 million for 2014.

•                  Adjusted Net Income(1) was $37.7 million, or $0.98 per diluted share, for 2015 compared to $29.5 million, or $0.80 per diluted share, for 2014.

•                  Net income attributable to Envestnet, Inc. was $4.4 million, or $0.12 per diluted share, for 2015 compared to $14.2 million, or $0.38 per diluted share, for 2014.

•                  Recurring revenue for 2015 was 97% of total revenue.  Recurring revenue mix for 2015 was 82% in AUM/A revenue and 18% in subscription and licensing revenue.

“2015 was a transformational year for Envestnet. We are well-positioned to be the preeminent enabling technology in wealth management, empowering the advisor of the future with a deeply integrated end-to-end platform and enabling advisors and enterprises to deliver better financial outcomes for their clients,” said Jud Bergman, Chairman and CEO.

“Perhaps even more important, the merger with Yodlee broadens our business opportunity beyond wealth management to include financial technology and data analytics, significantly expanding our addressable market and providing additional sources for growth,” concluded Mr. Bergman.

SEGMENT RESULTS

Envestnet

Financial Results for the Fourth Quarter of 2015

•                  Adjusted revenues (1) increased 8% to $104.3 million for the fourth quarter of 2015 from $96.8 million for the fourth quarter of 2014.

•                  Adjusted EBITDA(1) increased 14% to $21.8 million for the fourth quarter of 2015 compared to $19.0 million for the fourth quarter of 2014.

Financial Results for the Full Year of 2015

•                  Adjusted revenues (1) increased 17% to $407.0 million for 2015 from $348.7 million for 2014.

•                  Adjusted EBITDA(1) increased 27% to $83.1 million for 2015 compared to $65.5 million for 2014.

Key Operating Metrics (AUM/A Only) as of and for the Quarter and Year Ended December 31, 2015:

•                  Assets: $289.7 billion, up 18% from December 31, 2014

•                  Accounts: 1,298,179, up 33% from December 31, 2014

•                  Advisors: 33,775, up 18% from December 31, 2014

•                  Gross sales — fourth quarter 2015: $49.9 billion, resulting in net flows of $34.1 billion

•                  Gross sales — full year 2015: $114.9 billion, resulting in net flows of $55.4 billion

The following table summarizes the changes in AUM and AUA for the quarter ended December 31, 2015:

In Millions Except Accounts	9/30/2015	Gross Sales	Redemptions	Net Flows	Market Impact	Reclass	12/31/2015

Assets under Management (AUM)	$73,164	$16,586	$(4,968)	$11,618	$823	$6,954	$92,559
Assets under Administration (AUA)	177,121	33,353	(10,860)	22,493	4,517	(6,954)	197,177
Total AUM/A	$250,285	$49,939	$(15,828)	$34,111	$5,340	$—	$289,736

Fee-Based Accounts	1,062,958			235,221			1,298,179

The above AUM/A gross sales figures include $27.6 billion in new client conversions. The Company onboarded an additional $13.5 billion in licensing conversions during the fourth quarter, bringing total conversions for the quarter to $41.1 billion.

The following table summarizes the changes in AUM and AUA for the year ended December 31, 2015:

In Millions Except Account Data	12/31/2014	Gross Sales	Redemptions	Net Flows	Market Impact	Reclass	12/31/2015

Assets under Management (AUM)	$72,120	$35,995	$(18,170)	$17,825	$(4,340)	$6,954	$92,559
Assets under Administration (AUA)	174,249	78,944	(41,347)	37,597	(4,577)	(10,092)	197,177
Total AUM/A	$246,369	$114,939	$(59,517)	$55,422	$(8,917)	$(3,138)	$289,736

Fee-Based Accounts	977,625			330,361		(9,807)	1,298,179

The above AUM/A gross sales figures include $31.9 billion in new client conversions. The Company onboarded an additional $98.5 billion in licensing conversions during 2015, bringing total conversions for the year to $130.4 billion.

Envestnet | Yodlee

Financial Results for the period from November 19, 2015 (date of acquisition) to December 31, 2015

•                  Adjusted revenues were $14.3 million for the period.

•                  Adjusted EBITDA(1) was $3.4 million for the period.

Nonsegment

•                  Nonsegment expenses totaled $10.7 million for the fourth quarter of 2015 from $2.4 million for the fourth quarter of 2014.  Nonsegment expenses were 9% of consolidated operating expenses for the fourth quarter of 2015 compared to 3% of consolidated operating expenses for the fourth quarter of 2014. The increase is due primarily to transaction costs associated with the acquisition of Yodlee.

•                  Nonsegment expenses totaled $21.3 million for the full year of 2015 from $11.6 million for the full year of 2014.  Nonsegment expenses were 5% of consolidated operating expenses for the full year of 2015 compared to 4% of consolidated operating expenses for the full year of 2014. The increase is due primarily to transaction costs associated with the acquisition of Yodlee as well as other 2015 acquisitions.

Cash Flow and Financial Position

At December 31, 2015, Envestnet had $51.7 million in cash and cash equivalents compared to $209.8 million at December 31, 2014.

Total debt was $300.1 million at December 31, 2015, compared to $145.2 million at December 31, 2014. The increase in debt is due to the acquisition of Yodlee. Our revolving credit facility was undrawn with $100 million available as of December 31, 2015.

Share Repurchase Authorization

Envestnet also announced that its Board of Directors has authorized a share repurchase program under which the company may repurchase up to 2,000,000 shares of its common stock. The timing and volume of share repurchases will be determined by the company’s management based on its ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. No time limit has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time. The repurchase program authorizes the company to purchase its common stock from time to time in the open market (including pursuant to a “Rule 10b5-1 plan”), in block transactions, in privately negotiated transactions, through accelerated stock repurchase programs, through option or other forward transactions or otherwise, all in compliance with applicable laws and other restrictions.

Conference Call

Envestnet will host a conference call to discuss fourth quarter 2015 financial results today at 5:00 p.m. ET. The live webcast can be accessed from Envestnet’s investor relations website at http://ir.envestnet.com/. The call can also be accessed live over the phone by dialing (888) 437-9445, or for international callers (719) 457-2645. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4472117.  The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance, and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective, and fully-aligned standard of care, and empower advisors to deliver better outcomes.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practices. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting, and practice management software.

Envestnet | Yodlee is a leading data aggregation and data analytics platform powering dynamic, cloud-based innovation for digital financial services. More than 950 companies, including 12 of the 20 largest U.S. banks and hundreds of Internet services companies, subscribe to the Envestnet | Yodlee platform to power personalized financial apps and services for millions of consumers. Envestnet | Yodlee solutions help improve the speed and delivery of financial innovation, improve digital customer experiences, and drive better outcomes for our clients and their customers.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel (https://twitter.com/envintel).

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under United States generally accepted accounting principles (GAAP), we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, accretion on contingent consideration, income tax provision (benefit), depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, severance, fair market value adjustment on contingent consideration, litigation related expense, other (income) loss and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, accretion on contingent consideration, non-cash interest expense, non-cash compensation expense, restructuring charges and transaction costs, severance, amortization of acquired intangibles, fair market value adjustment on contingent consideration, litigation related expense, other (income) loss and net loss attributable to non-controlling interest. Reconciling items are tax effected using the income tax rates noted in the reconciliation table found in this release.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 25, 2016 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$51,718	$209,754
Fees and other receivables, net	46,756	20,345
Prepaid expenses and other current assets	15,175	7,242
Total current assets	113,649	237,341

Property and equipment, net	28,681	16,629
Internally developed software, net	9,897	7,023
Intangible assets, net	292,675	58,654
Goodwill	421,273	104,976
Deferred tax assets, net	2,688	5,219
Other non-current assets	16,702	9,516
Total assets	$885,565	$439,358

Liabilities and Equity
Current liabilities:
Accrued expenses and other liabilities	$83,411	$48,247
Accounts payable	10,420	4,869
Contingent consideration	2,537	6,405
Deferred revenue	15,089	5,159
Total current liabilities	111,457	64,680

Convertible notes	150,133	145,203
Term notes	150,000	—
Contingent consideration	1,506	7,462
Deferred revenue	14,378	6,954
Deferred rent	5,548	3,588
Lease incentive	5,428	5,550
Other non-current liabilities	6,288	2,430
Total liabilities	444,738	235,867

Redeemable units in ERS	900	1,500

Equity:
Stockholders’ equity	439,529	201,435
Non-controlling interest	398	556
Total liabilities and equity	$885,565	$439,358

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Assets under management or administration	$83,212	$81,516	$333,684	$294,223
Subscription and licensing	30,094	13,868	75,280	48,787
Professional services and other	5,129	1,419	11,955	5,738
Total revenues	118,435	96,803	420,919	348,748

Operating expenses:
Cost of revenues	39,101	38,564	161,309	150,067
Compensation and benefits	43,594	30,008	139,756	104,457
General and administration	27,322	15,807	72,227	54,321
Depreciation and amortization	10,747	5,361	27,962	18,651
Restructuring charges	155	—	673	—
Total operating expenses	120,919	89,740	401,927	327,496
Income (loss) from operations	(2,484)	7,063	18,992	21,252
Other income (expense)	(3,204)	(654)	(10,004)	1,255
Income (loss) before income tax provision (benefit)	(5,688)	6,409	8,988	22,507
Income tax provision (benefit)	(1,775)	2,716	4,552	8,528
Net income (loss)	(3,913)	3,693	4,436	13,979
Add: Net loss attributable to non-controlling interest	—	—	—	195
Net income (loss) attributable to Envestnet, Inc.	$(3,913)	$3,693	$4,436	$14,174

Net income (loss) per share attributable to Envestnet, Inc.:

Basic	$(0.10)	$0.11	$0.12	$0.41

Diluted	$(0.10)	$0.10	$0.12	$0.38

Weighted average common shares outstanding:
Basic	39,019,123	34,890,566	36,500,843	34,559,558

Diluted	39,019,123	37,242,598	38,386,873	36,877,599

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	December 31,
	2015	2014
OPERATING ACTIVITIES:
Net income	$4,436	$13,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,962	18,651
Deferred rent and lease incentive	1,819	275
Provision for doubtful accounts	176	15
Deferred income taxes	(11,918)	(4,640)
Stock-based compensation expense	15,161	11,423
Excess tax benefits from stock-based compensation expense	(17,607)	(8,848)
Interest expense	10,271	626
Accretion on contingent consideration	888	1,472
Fair market value adjustment on contingent consideration	(4,153)	(1,432)
Changes in operating assets and liabilities, net of acquisitions:
Fees and other receivables, net	(9,297)	1,788
Prepaid expenses and other current assets	15,965	9,733
Other non-current assets	(6,025)	(873)
Accrued expenses and other liabilities	(13,654)	9,784
Accounts payable	3,128	(659)
Deferred revenue	10,906	4,677
Other non-current liabilities	(3,630)	26
Net cash provided by operating activities	24,428	55,997

INVESTING ACTIVITIES:
Purchase of property and equipment	(9,184)	(6,177)
Capitalization of internally developed software	(5,532)	(3,382)
Investment in private company	(1,500)	—
Purchase of ERS units	(100)	—
Acquisition of businesses, net of cash acquired	(328,305)	(59,570)
Net cash used in investing activities	(344,621)	(69,129)

FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	—	172,500
Convertible notes issuance costs	—	(5,533)
Proceeds from borrowings of term notes	160,000	—
Repayment of term notes	(10,000)
Proceeds from borrowings on revolving credit facility	10,000	30,000
Payment on revolving credit facility	(10,000)	(30,000)
Payments of contingent consideration	(7,219)	(6,000)
Issuance of ERS redeemable units	900	1,500
Payment of promissory note	—	(1,500)
Proceeds from exercise of stock options	8,279	5,190
Issuance of restricted stock	2	1
Purchase of treasury stock for stock-based minimum tax withholdings	(7,412)	(2,062)
Excess tax benefits from stock-based compensation expense	17,607	8,848
Net cash provided by financing activities	162,157	172,944

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(158,036)	159,812

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	209,754	49,942

CASH AND CASH EQUIVALENTS, END OF PERIOD	$51,718	$209,754

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$118,435	$96,803	$420,919	$348,748
Deferred revenue fair value adjustment	188	—	322	—
Adjusted revenues	$118,623	$96,803	$421,241	$348,748

Net income (loss)	$(3,913)	$3,693	$4,436	$13,979
Add (deduct):
Deferred revenue fair value adjustment	188	—	322	—
Interest income	(50)	(38)	(338)	(139)
Interest expense	3,190	604	10,271	626
Accretion on contingent consideration	94	363	888	1,472
Income tax provision (benefit)	(1,775)	2,716	4,552	8,528
Depreciation and amortization	10,746	5,361	27,962	18,651
Non-cash compensation expense	5,004	2,980	15,160	11,423
Restructuring charges and transaction costs	8,054	1,008	13,495	2,672
Severance	818	717	1,695	735
Fair market value adjustment on contingent consideration	(361)	(1,090)	(4,153)	(1,432)
Litigation related expense	65	—	65	18
Other (income) loss	64	—	72	(1,825)
Pre-tax loss attributable to non-controlling interest	338	295	1,643	1,230
Adjusted EBITDA	$22,462	$16,609	$76,070	$55,938

Net income (loss)	$(3,913)	$3,693	$4,436	$13,979
Add (deduct):
Deferred revenue fair value adjustment	113	—	193	—
Accretion on contingent consideration	57	218	533	883
Non-cash interest expense	1,061	195	3,837	195
Non-cash compensation expense	3,003	1,788	9,097	6,854
Restructuring charges and transaction costs	6,011	777	9,428	2,025
Severance	491	430	1,017	440
Amortization of acquired intangibles	4,460	2,013	10,581	6,385
Fair market value adjustment on contingent consideration	(218)	(655)	(2,492)	(859)
Litigation related expense	39	—	39	11
Other (income) loss	16	—	40	(1,095)
Net loss attributable to non-controlling interest	203	177	986	719
Adjusted net income	$11,323	$8,636	$37,695	$29,537

Basic number of weighted-average shares outstanding	39,019,123	34,890,566	36,500,843	34,559,558
Effect of dilutive shares:
Options to purchase common stock	1,396,145	2,101,240	1,700,248	2,165,808
Unvested restricted stock units	39,518	250,792	185,782	152,233
Diluted number of weighted-average shares outstanding	40,454,786	37,242,598	38,386,873	36,877,599

Adjusted net income per share - diluted	$0.28	$0.23	$0.98	$0.80

Note:    Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% for 2015 and 2014, respectively.  Pre-tax loss attributable to non-controlling interest assumes losses are allocated to Envestnet Retirement Solutions, LLC (“ERS”) members pro-rata based on ownership percentage.

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

Segment Information

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2015
	Envestnet	Envestnet | Yodlee	Non-Segment	Total

Revenues	$104,354	$14,081	$—	$118,435
Deferred revenue fair value adjustment	(17)	205	—	188
Adjusted revenues	$104,337	$14,286	$—	$118,623

Income (loss) from operations	$11,175	$(2,963)	$(10,696)	$(2,484)
Add (deduct):
Deferred revenue fair value adjustment	(17)	205	—	188
Accretion on contingent consideration	94	—	—	94
Depreciation and amortization	6,154	4,592	—	10,746
Non-cash compensation expense	3,047	1,569	388	5,004
Restructuring charges and transaction costs	155	—	7,899	8,054
Severance	804	14	—	818
Fair market value adjustment on contingent consideration	—	—	(361)	(361)
Litigation related expense	—	—	65	65
Pre-tax loss attributable to non-controlling interest	338	—	—	338
Adjusted EBITDA	$21,750	$3,417	$(2,705)	$22,462

	For the Three Months Ended December 31, 2014
	Envestnet	Envestnet | Yodlee	Non-Segment	Total

Revenues	$96,803	$—	$—	$96,803
Deferred revenue fair value adjustment	—	—	—	—
Adjusted revenues	$96,803	$—	$—	$96,803

Income (loss) from operations	$9,497	$—	$(2,434)	$7,063
Add (deduct):	—	—	—	—
Deferred revenue fair value adjustment	—	—	—	—
Accretion on contingent consideration	363	—	—	363
Depreciation and amortization	5,361	—	—	5,361
Non-cash compensation expense	2,767	—	213	2,980
Restructuring charges and transaction costs	—	—	1,008	1,008
Severance	717	—	—	717
Fair market value adjustment on contingent consideration	—	—	(1,090)	(1,090)
Other income	—	—	(88)	(88)
Pre-tax loss attributable to non-controlling interest	295	—	—	295
Adjusted EBITDA	$19,000	$—	$(2,391)	$16,609

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

Segment Information

(in thousands)

(unaudited)

	For the Year Ended December 31, 2015
	Envestnet	Envestnet | Yodlee	Non-Segment	Total

Revenues	$406,838	$14,081	$—	$420,919
Deferred revenue fair value adjustment	117	205	—	322
Adjusted revenues	$406,955	$14,286	$—	$421,241

Income (loss) from operations	$43,255	$(2,963)	$(21,300)	$18,992
Add (deduct):
Deferred revenue fair value adjustment	117	205	—	322
Accretion on contingent consideration	888	—	—	888
Depreciation and amortization	23,369	4,592	—	27,961
Non-cash compensation expense	12,141	1,569	1,451	15,161
Restructuring charges and transaction costs	—	—	13,430	13,430
Severance	1,681	14	—	1,695
Fair market value adjustment on contingent consideration	—	—	(4,152)	(4,152)
Litigation related expense	—	—	65	65
Other loss	—	—	65	65
Pre-tax loss attributable to non-controlling interest	1,643	—	—	1,643
Adjusted EBITDA	$83,094	$3,417	$(10,441)	$76,070

	For the Year Ended December 31, 2014
	Envestnet	Envestnet | Yodlee	Non-Segment	Total

Revenues	$348,748	$—	$—	$348,748
Deferred revenue fair value adjustment	—	—	—	—
Adjusted revenues	$348,748	$—	$—	$348,748

Income (loss) from operations	$32,854	$—	$(11,602)	$21,252
Add (deduct):
Deferred revenue fair value adjustment	—	—	—	—
Accretion on contingent consideration	1,472	—	—	1,472
Depreciation and amortization	18,651	—	—	18,651
Non-cash compensation expense	10,572	—	851	11,423
Restructuring charges and transaction costs	—	—	2,672	2,672
Severance	735	—	—	735
Fair market value adjustment on contingent consideration	—	—	(1,432)	(1,432)
Litigation related expense	—	—	18	18
Other income	—	—	(83)	(83)
Pre-tax loss attributable to non-controlling interest	1,230	—	—	1,230
Adjusted EBITDA	$65,514	$—	$(9,576)	$55,938

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except accounts and advisors)

(unaudited)

	As of
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Platform Assets
Assets Under Management (AUM)	$72,120	$74,643	$75,922	$73,164	$92,559
Assets Under Administration (AUA)	174,249	181,239	181,922	177,121	197,177
Subtotal AUM/A	246,369	255,882	257,844	250,285	289,736
Licensing	466,982	493,284	534,674	538,271	561,699
Total Platform Assets	$713,351	$749,166	$792,518	$788,556	$851,435

Platform Accounts
AUM	310,351	319,896	332,738	344,321	490,471
AUA	667,274	679,753	695,463	718,637	807,708
Subtotal AUM/A	977,625	999,649	1,028,201	1,062,958	1,298,179
Licensing	1,881,352	1,982,773	2,044,355	2,140,672	2,176,068
Total Platform Accounts	2,858,977	2,982,422	3,072,556	3,203,630	3,474,247

Advisors
AUM/A	28,605	29,023	29,541	30,177	33,775
Licensing	11,632	12,306	12,870	13,409	13,553
Total Advisors	40,237	41,329	42,411	43,586	47,328